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NEWS FROM:

GLOBAL ENGINEERED SOLUTIONS

(KAYDON LOGO)

                                                           FOR IMMEDIATE RELEASE
KAYDON CORPORATION

Contact: Brian P. Campbell
         President and Chief Executive Officer
         (734) 747-7025 ext. 129

         KAYDON CORPORATION COMPLETES NEW CREDIT AGREEMENT

Ann Arbor, Michigan - July 28, 2003

         Kaydon Corporation (NYSE:KDN) today reported completion of a new $200,000,000 unsecured three-year revolving credit agreement. The new credit facility is provided by seven banks and provides for borrowings by Kaydon and its subsidiaries in various currencies for general corporate purposes including acquisitions. At June 28, 2003, Kaydon's cash and cash equivalents were $228,084,000.

         The new credit facility replaces Kaydon's previous $300,000,000 credit agreement, which the Company repaid and cancelled earlier this year following the issuance of its $200,000,000 4% Contingent Convertible Senior Subordinated Notes due 2023.

         Kaydon Corporation is a leading designer and manufacturer of custom-engineered products, supplying a broad and diverse group of industrial, aerospace, medical and electronic equipment, and aftermarket customers.

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         Certain statements in this press release are forward-looking within the meaning of the federal securities laws. While the Company believes any forward-looking statements made are reasonable, actual results could differ materially since the statements are based on the Company's current expectations and are subject to risks and uncertainties beyond the control of the Company. These risks and uncertainties include, but are not limited to, risks and uncertainties relating to general economic conditions, geopolitical factors, future levels of general industrial manufacturing activity, future financial performance, market acceptance of new or enhanced versions of the Company's products, the pricing of raw materials, changes in the competitive

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environments in which the Company's businesses operate, the outcome of pending and future litigation and governmental proceedings, estimated legal costs, the estimated fair value of the Company's assets, and risks and uncertainties listed or disclosed in the Company's reports filed with the Securities and Exchange Commission. The Company does not undertake, and expressly disclaims any obligation, to update or alter its forward-looking statements whether as a result of new information, future events or otherwise, except as required by applicable law. Readers are cautioned to consider these factors when relying on such forward-looking information.